As filed with the Securities and Exchange Commission on March 7, 2003.

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SCS TRANSPORTATION, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	48-1229851 (I.R.S. Employer Identification No.)

4435 Main Street, Suite 930 Kansas City, Missouri (Address of Principal Executive Offices)	64111 (Zip Code)

SCST EXECUTIVE CAPITAL ACCUMULATION PLAN
(Full Title of the Plan)

With a copy to:
Robert M. Barnes
Herbert A. Trucksess III	Bryan Cave LLP
4435 Main Street	3500 One Kansas City Place
Suite 930	1200 Main Street
Kansas City, Missouri 64111	Kansas City, Missouri 64105

(Name and Address of Agent for Service)

816-960-3664
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount	Proposed Maximum	Proposed Maximum
to be	to be	Offering Price	Aggregate	Amount of
Registered	Registered	Per Share(1)	Offering Price(2)	Registration Fee

Obligations under SCST Executive Capital Accumulation Plan	$10,000,000	100%	$10,000,000	$809

(1)	The Obligations under the SCST Executive Capital Accumulation Plan (the “Obligations”) are unsecured general obligations of SCS Transportation, Inc. to pay deferred compensation in accordance with the terms of the SCST Executive Capital Accumulation Plan.

(2)	Estimated solely for the purpose of determining the registration fee.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

Item 1. PLAN INFORMATION

Not required to be filed.

Item 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN INFORMATION

Not required to be filed.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which the Registrant previously filed with the Commission under Section 13 or 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this prospectus:

Registrant’s SEC Filings (File No. 0-49983)

1.	Registration Statement on Form 10 (filed September 6, 2002)

2.	Information Statement filed as Exhibit 99.1 to the Registrant’s Registration Statement on Form 10 (filed September 6, 2002)

3.	The description of the Registrant’s Common Stock (“Common Stock”) set forth under the heading “Common Stock and Preferred Stock” in Exhibit 99.1 (Information Statement) to the Registrant’s Registration Statement on Form 10 (filed September 6, 2002)

4.	Current Report on Form 8-K, as amended and updated, filed October 2, 2002;

5.	Current Report on Form 8-K, as amended and updated, filed October 18, 2002;

6.	Quarterly Report on Form 10-Q (filed November 4, 2002) for the fiscal quarter ended September 30, 2002.

Finally, the Registrant incorporates by reference in this prospectus all documents that it may file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the filing of a post-effective amendment (which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold). Those documents are a part of this Prospectus from the date of their filing and later information the Registrant files with the Commission will automatically update and supersede this information.

The audited consolidated financial statements including the Registrant’s Balance Sheets as of December 31, 2001 and 2000; Statements of Income for years ending December 31, 2001, 2000, and 1999; Statements of Parent Company Equity for the years ending December 31, 2001, 2000, and 1999; and Statements of Cash Flows for the years ending December 31, 2001, 2000, and 1999 (the “Audited Financial Statements”) of the Registrant included in the Registrant’s Registration Statement on Form 10 dated September 6, 2002, and incorporated by reference into this Registration Statement, were audited by Registrant’s former independent auditors, Arthur Andersen LLP, as indicated in their report with respect thereto dated January 25, 2002 (the “Audit Report”), and are included in reliance upon the authority of said firm as experts in accounting and auditing. The Registrant would ordinarily be required to obtain the consent of Arthur Andersen LLP to the incorporation into this Registration Statement of the Audit Report. After reasonable efforts, the Registrant has been unable to obtain Arthur Andersen LLP’s consent to the incorporation by reference into this Registration Statement. Under these circumstances, Rule 437a of the Securities Act of 1933 permits the Registrant to file this Registration Statement without a written consent from Arthur Andersen LLP. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report into this Registration Statement, investors may not be able to recover against Arthur Andersen LLP under Section 11(a) of the Securities Act of 1933, as amended.

Section 11(a) provides that if any part of a registration statement, at the time such registration statement becomes effective, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless such person knows of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation that is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation that purports to have been prepared or certified by the accountant. This Registration Statement on Form S-8 incorporates certain filings of the Registrant that include financial statements certified by Arthur Andersen LLP. Because the Registrant is unable to obtain Arthur Andersen LLP’s written consent to the incorporation by reference of their report on such financial statements, Arthur Andersen LLP does not become subject to liability under Section 11(a), as discussed above. Consequently, investors would be unable to sue Arthur Andersen LLP under Section 11(a) in connection with the purchase or sale of securities. In addition, other persons who are subject to liability under Section 11, including the Registrant’s officers and directors, may still rely on Arthur Andersen LLP’s Audit Report as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.

Item 4. DESCRIPTION OF SECURITIES

     The securities being registered are obligations (the “Obligations”) of the Registrant, under the Registrant’s SCST Executive Capital Accumulation Plan (the “Plan”) to pay cash to participants in satisfaction of the Obligations.

     Under the Plan, officers and other key executives are designated as participants by the Plan, and each participant may elect to defer up to 50% of his or her base annual salary and up to 100% of any annual incentive plan payment (the “Retirement Amount”). To the extent a participant’s contribution to his or her 401(k) plan account is limited under restrictions placed on “Highly Compensated Employees” under the Employee Retirement Income Security Act (“ERISA”), the participant may elect to contribute the amount over the limited amount to the Plan. To the extent the Registrant is unable to match a participant’s contributions under his or her 401(k) plan in any year because of the ERISA limitations, the matching contributions will be made by the Registrant to the Plan. Annually, the Registrant will contribute an amount equal to 5% of the annual compensation of each designated participant’s base salary plus annual incentive plan payment to the Plan for the respective participant (the “Registrant Contribution”). The Registrant will maintain two accounts, respectively reflecting the Retirement Amount and the Registrant Contribution, with the same investment options available to participants as are available under their 401(k) plan, as well as the Common Stock of the Registrant. Each participant must irrevocably elect one month prior to the beginning of each fiscal quarter the Retirement Amount for which compensation will be deferred.

     Plan balances become distributable to the participant upon termination of employment. In order to be eligible to receive payment of the Registrant Contribution, the participant must have been employed by the Registrant or an affiliated company for a period of at least five years unless termination is the result of disability or death.

     If a participant is terminated for cause, as defined under the Plan, all amounts including investment earnings attributable to the Registrant Contribution are forfeited.

     The Obligations are not subject to redemption, although they could be redeemed in the case of termination of the Plan. The Registrant reserves the right to modify the Plan from time to time or terminate the Plan entirely, but no modification or termination of the Plan will operate to annul a deferral election already in effect for the calendar year in which the modification occurs or any preceding calendar year.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     None.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The SCS Transportation certificate of incorporation provides that, as authorized by Section 102(b)(7) of the DGCL, a director will not be personally liable to the Corporation or the shareholders for monetary damages for breach of fiduciary duty as a director, except for liability imposed by law, as in effect from time to time (1) for any breach of the director’s duty of loyalty to the Registrant or the shareholders, (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than a “derivative” action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that no indemnification shall be made where the person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that the person is fairly and reasonably entitled to indemnity and expenses. Our amended and restated certificate of incorporation and by-laws provide that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL, and we will advance expenses to our directors, officers, employees and agents in connection with legal proceedings, subject to limited exceptions. We have and will retain customary insurance policies under which coverage is provided for payments made by us to our directors and officers in respect of the indemnification provisions in our amended and restated certificate of incorporation and by-laws.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

None Applicable

Item 8. EXHIBITS

Exhibit No.

3.1	Amended and Restated Certificate of Incorporation of SCS Transportation, Inc. (incorporated herein by reference to Exhibit 3.1 of SCS Transportation, Inc.’s Form 10-Q (File No. 0-49983) for the quarter ended September 30, 2002).

3.2	Amended and Restated By-laws of SCS Transportation, Inc. (incorporated herein by reference to Exhibit 3.2 of SCS Transportation, Inc.’s Form 10-Q (File No. 0-49983) for the quarter ended September 30, 2002).

4.1	Rights Agreement between SCS Transportation, Inc. and Mellon Investor Services LLC dated as of September 30, 2002 (incorporated herein by reference to Exhibit 4.1 of SCS Transportation, Inc.’s Form 10-Q (File No. 0-49983) for the quarter ended September 30, 2002).

5.1	Legal opinion of Bryan Cave, LLP, Counsel, including consent. *

23.1	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a under the Securities Act of 1933).

23.2	Consent of Bryan Cave, LLP, Counsel (included in Exhibit 5).

* — filed herewith.

Item 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any Prospectus required by section 10(a)(3) of the Securities Act;

(ii)	to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and/or

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (a)(1) (i) and (a)(1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     (d)  The undertaking regarding indemnification of directors and officers is included as part of Item 6, which is incorporated into Item 9 by reference.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Registration Statement on Form S-8 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on the 7th day of March, 2003.

SCS TRANPSPORTATION, INC.

By: /s/ James J. Bellinghausen

James J. Bellinghausen
Vice President of Finance and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Herbert A. Trucksess, III and James J. Bellinghausen, or either one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933 this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Herbert A. Trucksess, III Herbert A. Trucksess, III	Chairman of the Board, President, and Chief Executive Officer	March 7, 2003

/s/ James J. Bellinghausen James J. Bellinghausen	Vice President of Finance and Chief Financial Officer	March 7, 2003

/s/ Klaus E. Agthe Klaus E. Agthe	Director	March 7, 2003

/s/ Mark A. Ernst Mark A. Ernst	Director	March 7, 2003

/s/ John J. Holland John J. Holland	Director	March 7, 2003

/s/ James A. Olson James A. Olson	Director	March 7, 2003

/s/ Douglas W. Rockel Douglas W. Rockel	Director	March 7, 2003

INDEX TO EXHIBITS

Exhibit No.

3.1	Amended and Restated Certificate of Incorporation of SCS Transportation, Inc. (incorporated herein by reference to Exhibit 3.1 of SCS Transportation, Inc.’s Form 10-Q (File No. 0-49983) for the quarter ended September 30, 2002).

3.2	Amended and Restated By-laws of SCS Transportation, Inc. (incorporated herein by reference to Exhibit 3.2 of SCS Transportation, Inc.’s Form 10-Q (File No. 0-49983) for the quarter ended September 30, 2002).

4.1	Rights Agreement between SCS Transportation, Inc. and Mellon Investor Services LLC dated as of September 30, 2002 (incorporated herein by reference to Exhibit 4.1 of SCS Transportation, Inc.’s Form 10-Q (File No. 0-49983) for the quarter ended September 30, 2002).

5.1	Legal opinion of Bryan Cave, LLP, Counsel, including consent.

23.1	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a under the Securities Act of 1933).

23.2	Consent of Bryan Cave, LLP, Counsel (included in Exhibit 5.1 hereto).